EXHIBIT 4.15

MASTER DERIVATIVES AGREEMENT

(Version October 2003)

Dated October 5, 2022

between

BANCO J.P. MORGAN S.A.

and

COSAN OITO S.A.

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By this instrument and according to law, the Parties hereto,

(A)              J.P. MORGAN, a financial institution , with its headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3.729 – 14º andar, enrolled in the General Taxpayers’ Register under CNPJ/ME number 33.172.537/0001-98, by its legal subscribed representatives herein (hereinafter referred to as “JP Morgan” or “Party A”); and

(B)              COSAN OITO S.A., a corporation with its headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, nº 4.100, 16º andar, Sala 07, Itaim Bibi, enrolled in the General Taxpayers’ Register under CNPJ/ME number 43.874.376/0001-38, by its legal subscribed representatives herein (hereinafter referred to as “Company” or “Party B”, and together with JP Morgan, hereinafter referred to as the “Parties”).

WHEREAS

(A)              the Parties are interested in entering into, from time to time, swap, forward, and non-standard options transactions, such transactions denominated in various assets and/or indexes such as gold, foreign exchange rates, currency indexes, interest rates, commodities, price indexes, interest rate indexes, government securities, stocks issued by publicly-held companies, stock indexes, simple or convertible debentures, and promissory notes issued by joint stock companies for public offering, as well as credit derivatives transactions and the underlying thereof as permitted by the regulation in force;

(B)              the Parties are interested in regulating as soon as practicable the general terms and conditions applicable to such Derivative Transactions, and each party herein represent that it is fully aware of the operations that are the object of this agreement and, further that, it has full and specific knowledge of the rules in force in the market; and

(C)              the Parties agree that any and all Derivatives Transactions entered into between them will constitute one sole covenant between the Parties.

The Parties hereby agree to enter into this Master Derivatives Agreement (“Agreement”) that will be governed by the mutually accepted and agreed upon clauses and conditions hereunder:

I.   -              OBJECT

1.1.  -              The object of this Agreement is to enter into, according to the terms of the applicable regulation in force published by the Central Bank of Brazil (“Central Bank”) and by the Comissão de Valores Mobiliários (the Brazilian Securities and Exchange Commission/“CVM”) swap, forward, and non-standard options transactions, such transactions denominated in various assets and/or indexes such as gold, foreign exchange rates, currency indexes, interest rates, commodities, price indexes, interest rate indexes, stocks issued by publicly-held companies, stock indexes, simple or convertible debentures, and promissory notes issued by joint stock companies for public offering, as well as credit derivatives transactions and the underlying thereof as permitted by the regulation in force and any transaction which is similar to any transaction referred to above that is currently carried out, or comes to be carried out in the future, in the financial markets and that is a forward, swap, future, options or other Derivatives Transactions on one or more rates, currencies, commodities, stocks, or other securities, debt securities or other debt instruments, or economic indexes or measures of economic risk or value, or any combination of such transactions or, further, any other transaction specified by the Parties, as permitted by applicable laws, rules and regulations in Brazil (each of which is herein referred to as a “Derivatives Transaction”).

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II.   -              INTERPRETATION

2.1.  -              Definitions. The terms defined in Clause III hereunder and in the Schedule hereto will have the meanings specified in each document. All terms defined in the singular form will have the same meaning when used in the plural form and vice-versa.

2.2.  -              Inconsistency. In the event of any inconsistency between the provisions of any Schedule and the provisions of this Agreement, the provisions of the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and the provisions of this Agreement, the provisions of the Confirmation will prevail for the purpose of the relevant Derivatives Transaction.

2.3.  -              Single Agreement. According to the provisions of the Brazilian Civil Code, the Parties hereby agree, irrevocably, irretrievably and unconditionally, that any and all Derivatives Transactions entered into between the Parties shall form a single agreement between the Parties.

III.  -              DEFINITIONS

Calculation Agent means the party (or a third party) in a Derivatives Transaction appointed as such for the purposes of said Transaction in the Schedule or in the Confirmation, that shall be responsible for: (a) the calculation of the floating or fixed rate applicable to the Effective Period; (b) the calculation of the monetary value of a specific currency in relation to another currency for the Effective Period; (c) the calculation of a commodity price for the Effective Period; (d) sending the notices herein provided for to the parties to the Derivatives Transaction; (e) the selection of the entities or agents in charge of divulging the rate, index or price; and (f) the performance of any other function specified in a Confirmation as being the Calculation Agent’s responsibility. Whenever the Calculation Agent is required to act or otherwise render a decision, it shall do so in a commercially adequate manner and in good faith.

Change in Law means (a) any amendment to the existing laws and regulations, (b) the enactment of any relevant law or regulation or (c) a change in the construction, by any court, tribunal or regulating authority with competent jurisdiction, of any relevant law or regulation, that comes to occur after the entering into of a Derivatives Transaction or of the present Agreement and that turns it illegal for the Affected Party to comply with an obligation, to pay or receive payment related to the Derivatives Transaction or to comply with any material provision hereunder.

Schedule means the Schedule hereto, the Exhibit and any and all Confirmations signed by the Parties.

Exhibit means the document herein attached that shall establish the specific characteristics of the contractual relationship between the Parties so as to adapt the provisions of this Agreement to said specific relationship. Upon execution by the Parties, such Exhibit shall become an integral part hereof.

Central Bank means the Central Bank of Brazil established by Law Nº 4595 of December 31, 1964.

BM&F means the Bolsa de Mercadorias e Futuros (the Futures and Commodities Exchange).

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Confirmation Book means the attached book in which forms of Confirmation are included and containing the minimum terms and conditions to be complied with by the parties upon entering into a Derivatives Transaction under the Master Derivatives Agreement.

CETIP means the Central de Custódia de Liquidação Financeira de Títulos (the Central for the Custody and Cash Settlement of Securities).

Confirmation means the document that establishes and confirms the terms for the Derivatives Transaction, as agreed by the Parties.

Agreement means this Master Derivatives Agreement, the Schedule thereof and all the Confirmations entered into by and between the Parties from time to time.

Cross Default as defined in Clause 10.1(f).

CVM means the Comissão de Valores Mobiliários (the Brazilian Securities and Exchange Commission) established by Law Nº 6385 of December 7, 1976.

Termination Date means the date on which an Event of Early Termination occurs.

Expiration Date means the date specified by the Parties as such on the relevant Confirmation.

Early Termination Date means the date on which (i) an Event of Default occurs, in the case of an Automatic Early Termination, or (ii) defined as such in the notice of an Event of Default under Clause 10.1 herein.

Transaction Date means the date on which a Derivatives Transaction is orally agreed upon under Clause 5.1(a) herein.

Settlement Date means the date stated in the Confirmation for the cash settlement of the Derivatives Transaction, whenever an early termination of said Derivatives Transaction does not occur.

Date for Payment of the Amount related to Early Termination or to Termination as defined in Clause 11.

Effective Date means the date, indicated in the Confirmation on which a Derivatives Transaction will be considered as being effective and having begun for the purposes of calculating the Effective Period.

Business Day means, for purposes of settlement, any day, other than Saturday, Sunday or any other day on which commercial banks are closed in the city specified by the Parties in the Schedule, or, further, as comes to be established in the Confirmation.

Event of Default as defined in Clause 10.1 herein.

Additional Event of Default as defined in Clause 10.1 (m) herein.

Termination Event as defined in Clause 10.2 herein.

Additional Termination Event as defined in Clause 10.2 (c) herein.

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Settlement Form means the correspondence to be forwarded by the Party indicated in the Schedule establishing the amount payable to or receivable from one Party on the Settlement Date or on the Payment Date related to Early Termination or Termination.

Guarantor means the natural person or corporate entity specified in the Schedule or in the Confirmation, who shall guarantee or give any type of Guarantee as regards the compliance with any and all obligations of the Party specified in the Credit Support Instrument.

Credit Support Instrument means any agreement or contract entered into by the Guarantor or the guaranteed Party that establishes a guarantee of any type for the obligations herein undertaken by any of the Parties as provided for in said instrument.

Threshold Amount means the minimum amount stated in the Schedule that, if not paid, will cause the default of a Party or a Guarantor under the terms of Clause 10.1(f) (Cross Default) or Clause 10.1 (j) (Protest).

Derivatives Transaction as defined in Clause 1.1 herein.

Rescinded Transaction (s) means one or more Derivatives Transaction subject to a Termination Event.

Terminated Transaction means the Derivatives Transaction or group of Derivatives Transactions whose expiration occurs as a result of an Event of Default or Termination. The Parties hereby agree that the occurrence of an Event of Default shall trigger the early maturity of all Derivatives Transactions while the occurrence of an Event of Termination shall imply the exclusive termination of the Rescinded Transaction.

Affected Party means the Party that is subject to an Event of Termination.

Non-defaulting Party means the Party hereto to whom the occurrence of an Event of Default or Event of Termination is not attributable.

Defaulting Party means the Party hereto to whom the occurrence of an Event of Default or Event of Early Termination is attributable.

Effective Period means the period that begins on the Effective Date and ends on the Expiration Date or on the Date of Early Termination or Termination Date, such period to be used as the basis for calculating the rates, indexes or prices agreed upon by the Party in the Derivatives Transaction, considering, however, that any Effective Period that ends on a non-Business Day shall be extended until the subsequent Business Day.

Premium means the amount paid from one Party to the other as specified in the Confirmation, related to a Derivatives Transaction the objective of which is the trading of options.

Agreed Rate means the rates, indexes and/or prices agreed upon by the Parties as regards the Derivatives Transaction and stated in the Confirmation.

Hedge Fee means the amount paid by one Party to the other, such amount referring to a Derivatives Transaction and stated in the Confirmation.

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Replacement Amount means, in regard to each Terminated Transaction, the amount determined by the Calculation Agent, in good faith and by using commercially accepted methods, as losses or expenses incurred by (the result of which expressed in a positive number), or potential gains (expressed in a negative number) that the Non-defaulting Party would have to pay or would have received, respectively, in order to guarantee that the payments due, cash settlements or options rights would have the same effect in case a Terminated Transaction persists, under the terms originally agreed upon. The Calculation Agent shall determine the specific Reimbursement Amount for each of the Terminated Transactions and for the whole group of Terminated Transactions, by using the methods below. Each Reimbursement Amount shall be determined as the one applicable on the Date of Early Termination, or, if this is unfeasible, on date or dates that are nearest to such dates.

The Calculation Agent shall determine the Replacement Amount by using one or more of the following methods:

(a)              determination of any income or expenses, as applicable, of the Non-defaulting Party, resulting from the carrying out of one or more transactions that would maintain, for the Non-guilty Party, an economic effect similar, in terms of payments, cash settlements or options rights, to the one that would have been obtained with the Terminated Transaction or Group of Terminated Transactions, if such payments, cash settlements or options rights would have been required or exercised on the Expiration Date, whether such obligations or rights were certain or contingent;

(b)              determination of any funding expenses; or

(c)              determination of any losses or expenses incurred as a result of termination, settlement, rescheduling or execution of any hedge or related position (or any income resulting therefrom) either in the case of a Derivatives Transaction or group of Derivatives Transactions.

When calculating the Replacement Amount, the Calculation Agent will not consider any Unpaid Amounts, as well as legal fees and other expenses.

Early Termination Amount as defined in Clause 11.6.

Termination Amount as defined in Clause 11.6.

Unpaid Amount means, as regards all the Terminated Transactions, the amount that became payable by one of the Parties, under Clause VIII, up to the Early Termination Date or Termination Date and that remain due and payable on such dates.

Automatic Early Termination as defined in Clause 11.1.

IV.  -              REPRESENTATIONS

4.1.  -              Each Party hereby represents and warrants to the other Party, and such representations and warranties shall always remain effective until the termination of this Agreement and of all the Derivatives Transactions entered into by Parties under the terms hereof:

(a)              Authority. Each Party has the legal authority to execute and deliver this Agreement, and to deliver, perform and undertake the obligations agreed upon herein, and has obtained all the corporate, legal and regulatory approvals necessary to authorize the execution, delivery and performance of this Agreement.

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(b)              Absence of Violation or Conflict. The execution, delivery and performance of this Agreement do not violate or conflict with any law or regulation applicable to said Party, nor with any provision of the articles of incorporation of said Party, nor with any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c)              Brazilian Regulations. Each Party is aware of and undertakes to comply with the relevant regulations and/or operating procedures and instructions issued from time to time by the Central Bank of Brazil, the CVM, the CETIP, the BM&F and/or any other system or clearing house authorized by the Central Bank, or by the CVM, or any entity or agency having the power to regulate such operations, in relation to this Agreement, and undertakes to perform any and all acts necessary to ensure compliance with such laws, regulations and/or procedures.

(d)              Absence of Certain Events. No Event of Default or Event of Early Termination with respect to either of the Parties has occurred and is continuing.

(e)              Absence of Litigation. There are no pending actions or proceedings before any court, tribunal, government entity, agency or arbitrator that are likely, in regard to any of the Parties, to affect the legality, validity, enforceability of this Agreement or the Party’s ability to perform its obligations hereunder.

(f)              Binding Obligations. Each Party’s obligations under this Agreement constitute legal, valid and binding obligations, enforceable in accordance with their respective terms.

V.   -              PROCEDURES FOR ENTERING INTO DERIVATIVES TRANSACTIONS

5.1.  -              The procedures to be complied with by the Parties for entering into a Derivatives Transaction are as follows:

(a)              the Parties shall verbally or expressly, by means of electronically recorded telephone call or magnetic tape, agree upon the type, terms and conditions of a Derivatives Transaction, such agreement to be registered by means of a telephone call that will be recorded electronically or via magnetic tape and shall be evidence of the agreements entered into;

(b)              the Party in charge of sending the Confirmation shall send to the other Party, under the conditions and terms specified in the Schedule, a Confirmation via fac-simile or via any other means agreed upon by the Parties, such Confirmation duly filled out and signed by its authorized representatives, confirming the agreement as well as the terms and conditions of the Derivatives Transaction;

5.2.  -              The Parties agree that the Derivatives Transaction may also be entered into between them through the electronic systems available in the relevant system or clearinghouse authorized by the Central Bank or by the CVM. In such cases, the provisions of clause 5.1. will be applicable only to the extent permitted by the rules and regulations of such system or clearinghouse.

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VI.  -              REGISTRATION OF TRANSACTIONS

6.1.  -              Place of Registration. The Parties hereby represent that they are aware and agree that one of the Parties will undertake to register any and all Derivatives Transactions that come to be entered into on the basis of this Agreement at the CETIP, the BM&F or at any other system or clearinghouse authorized by the Central Bank or by the CVM, as provided for in the regulation in force.

6.2.  -              Regulation of the Place of Registration. Without prejudice to the other terms, conditions and clauses herein and to the Confirmation, the Parties hereby agree that, upon the registration provided for herein, the Parties will automatically and expressly adhere to the respective terms, conditions, clauses, calculation methodologies and forms of settlement that will be identified in the related Confirmation and that are established by the system or clearinghouse authorized by the Central Bank or by the CVM, such rules and regulations applicable to the Derivatives Transaction registered thereon.

6.3.  -              Adhesion to the Regulation of the Place of Registration. The Parties hereby represent that they are thoroughly familiar with the terms, conditions and clauses referred to in Clause 6.2 above, including the Financial Risk Protection System Regulation, with which the Parties agree and mutually undertake to comply with, without prejudice to the terms set forth in this Agreement.

6.4.  -              Financial Risk Protection System Regulation – SPR. The Parties hereto authorize the Calculation Agent to act as the person responsible for the settlement of their operations with the system or clearing house authorized by the Central Bank or by the CVM, as in the case of the Financial Risk Protection System – SPR, in the event of operations registered with the CETIP.

VII. -              CONFIRMATION AND TERMS

7.1.  -              Terms. In addition to the provisions set forth in Clause V above, each Confirmation will establish, at least, the parameters defined and set forth in the Confirmation Book.

7.2.  -              Hedge Fee or Premium. Should a Derivatives Transaction involve the payment of a Hedge Fee or Premium, then such Hedge Fee or Premium and the respective payment date shall be stated in the Confirmation. The Parties hereby acknowledge and agree that the Hedge Fee, or Premium, may not be reimbursed or returned and that failure to pay such Hedge Fee or Premium will be deemed an Event of Default.

7.3.  -              Verification of Amounts Due. The Parties hereby agree that the rates, indexes and/or prices announced by the CETIP, by the BM&F or by any other source for public announcement, as stated in the Confirmation, will be used by the Calculation Agent for purposes of determining the financial results of each Confirmation, other than as provided for in Clause 7.4 herein below.

7.4.  -              No Announcement of rates or indexes. In the event that a rate, index and/or price to be used for the calculation of the final net value due by one Party to the other under the terms of each Confirmation is not available from the official entities, or by the entity responsible for the issue and determination thereof, the Parties hereby irrevocably agree that: the Calculation Agent shall adopt the rate, indexes and/or price replacing the previous rate and/or index and, in the event of non-disclosure thereof, it will carry out all the calculation required in order to determine the final amount due from one party to the other, always in good faith and according to the utmost ethical market standards, and using the criteria mutually agreed upon by the Parties and specified in the Schedule or in the Confirmation.

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7.5.  -              Enforceability of Obligation. The Parties hereby agree and acknowledge that the obligations calculated in accordance with this Clause VII are indisputable and payable, including for purposes of collection upon execution.

7.6.  -              Settlement Form. On the Expiration Date of each Derivatives Transaction, or on the Early Termination Date or on any other date stated by the Parties in the Schedule or in the Confirmation, a Settlement Form containing payment instructions will be sent by fac-simile or e-mail, by the Party responsible for sending the Settlement Form as provided for in the Schedule, and such Settlement Form shall contain, at least, the information below:

(a)              identification of the Derivatives Transaction(s);

(b)              amount (s) to be settled or product(s) to be delivered;

(c)              bank account to be credited/debited or place for delivery of the product; and

(d)              payment date.

VIII. -              PAYMENT OR DELIVERY

8.1.  -              The Parties hereby undertake to make the payments and/or deliveries specified in the Confirmation of each Derivatives Transaction and detailed in the Settlement Forms, and, further, agree that:

(a)              in the event that, on the Expiration Date, Early Termination Date, Termination Date or on any other date on which amounts become due for payment as regards the Derivatives Transactions the amount to be paid by one party is higher than the amount to be paid by the other party, the parties’ obligations shall be automatically netted, and the debtor shall settle the payment of the remaining balance, in due compliance with the provisions of Clause 9.1; and

(b)              in the event that the Confirmation and the respective Settlement Form establish that the payments will be paid in kind (that is, in a form other than in cash), the provisions above, whenever applicable, will be complied with, and delivery will occur at the place stated in the Confirmation and in the Settlement Form.

8.2.  -              Payment into Current Account. Payments under this Agreement, where settlement is by cash payment, will be made in funds immediately available deposited into the current accounts stated in the Confirmation and in the respective Settlement Form. The Parties may change such current accounts provided that they notify the other Party in up to five (5) Business Days prior to the settlement of any payment provided for in the Confirmation, and that the account holder is the same, and as far as the Party does not contest such action within a reasonable period of time and based on a pertinent reason.

8.3.  -              Liability Suspended. In case of an Event of Default no Party shall require the other Party to comply with any obligation until the early termination of all the Derivatives Transactions and the calculation, clearing and determination of the amounts due by each Party are carried out by the Calculation Agent. In case of an Event of Early Termination liability will be suspended until the amounts due by each party on account of the Terminated Transactions are calculated and determined by the Calculation Agent.

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IX.  -              TAXES, PENALTIES AND DEFAULT INTEREST

9.1.  -              Taxes. Notwithstanding the clearing of the amounts as provided for in Clause 8.1, each Party will be responsible for the payment of any taxes levied on it upon the execution, delivery and performance of the Derivatives Transaction. Whenever allowed or required by law, either Party may collect the taxes due by the other Party, in which case the related amount will be deducted from the potential payment due to the other Party. Although the Parties have agreed that any and all Derivatives Transactions entered into between them shall constitute one and sole covenant, each Derivatives Transaction shall keep its specific characteristic for tax purposes.

9.2. - Penalties and Default Interest. The Defaulting Party shall be subject to the payment of interest and other charges as provided for in the Schedule.

X.  -              EVENTS OF DEFAULT AND EVENTS OF TERMINATION

10.1. - The occurrence at any time with respect to a Party of any of the following events constitutes an event of default with respect to such party:

(a)              Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery to be made by it if such failure is not remedied within twenty-four (24) hours as from the time a notice of such failure from the Non-Defaulting Party is given to the other party via fac-simile or any other legal means;

(b)              Breach of Agreement. Failure by a party to comply with or perform any term, covenant, agreement or obligation under this Agreement and under the Confirmation, or under any other contract, agreement or instrument that the Party has entered into with the other Party and that shall be complied with or performed, if such failure is not remedied within twenty four (24) hours after notice of such failure from the Non-Defaulting Party is given to the other party via fac-simile or any other legal means;

(c)              Repudiation of Agreement. A party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Agreement or the agreed terms of any Derivative Transaction;

(d)              Credit Support Default. (1) Failure by the party or any Guarantor of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Instrument; (2) the expiration or termination of such Credit Support Instrument or the failing or ceasing of such Credit Support Instrument to be in full force and effect for the purpose of this agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such Party under each Transaction to which such Credit Support Instrument relates without the written consent of the other party; or (3) the Party or such Guarantor disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Instrument;

(e)              Misrepresentation. A representation made or deemed to have been made by the party or any Guarantor of such party in this Agreement or in any Credit Support Instrument proves to have been incorrect or misleading in any material respect;

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(f)              Cross Default. The occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such Party, any Guarantor of such party under one or more agreements or instruments entered into by (1) any of the parties (individually or collectively) or (2) a default by such Party or Guarantor in making one or more payments due thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(g)              Insolvency. In the event that a Party or the respective Guarantor: (1) (a) becomes insolvent or files for bankruptcy or (b) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy, judicial or extrajudicial liquidation, or any other relief affecting creditors’ rights or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is not dismissed or stayed in each case within fifteen (15) days of the institution or presentation thereof; (2) is submitted to intervention or makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(h)              Merger without Assumption. The party or any Guarantor of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to another entity and, at the time of such consolidation, amalgamation, merger, transfer, or reorganization (l) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Guarantor under this Agreement or any Credit Support Instrument to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party hereto; or (2) the benefits of any Credit Support Instrument fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations hereunder;

(i)              Winding up. If either Party hereto or the Guarantor ceases to exist in valid and legal terms pursuant to the laws of the place where it was organized (for reasons other than merger, consolidation or amalgamation);

(j)              Protest. If either Party undergoes collection action or its bills or trade acceptances are protested, such bills or acceptances in an amount exceeding the Threshold Amount and fails to remedy such situation within seventy two (72) hours by (1) sustaining the protest or (2) proving that the protest was filed erroneously or in bad faith by the party taking such action;

(k)              Changes in Shareholding Control. If either Party changes or transfers its shareholding control or undergoes amalgamation, merger or spin-off, with the exception of events that occur within its own economic group, provided that the institution resulting from the amalgamation, merger or spin-off is materially, financially and economically weaker, according to the exclusive and reasonable discretion of the other Party, than the original institution was at the moment immediately prior to the amalgamation, merger or spin-off;

(l)              Additional Event of Default. Any other event of default in addition to the one described in the Schedule.

10.2. - The occurrence at any time with respect to a party of any of the following events constitutes an early termination event (“Termination Event”) with respect to such party:

(a)              Changes in Law. The change in any applicable law;

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(b)              Force Majeure. If an event occurs whose effects may not be avoided of prevented by the Affected Party and that prevents the Affected Party from complying with the obligations herein undertaken or in any Derivatives Transaction; or

(c)              Event of Additional Termination. Any other event of additional termination as stated in the Schedule.

XI.  -              CONSEQUENCES OF EARLY TERMINATION AND TERMINATION OF DERIVATIVES TRANSACTIONS

11.1. - Events of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by fac-simile or any other valid mean to the Non-Defaulting Party, notice to the Non-Defaulting Party specifying the relevant Event of Default, establish a day on which the obligations herein provided for shall become immediately due and payable, such day to be at least five (5) consecutive days as of the receipt of the notice. If, however, an Automatic Early Termination is stated in the Schedule as applying to an Event of Default by one party, then the automatic and immediate early termination of the obligations provided for in this Agreement or in each Confirmation, irrespective of judicial or extra judicial notice or warning, will be applied.

11.2. - Events of Termination. If, at any time an Event of Termination has occurred, automatic and immediate early termination of the Terminated Transactions will be applied irrespective of judicial or extra judicial notice. Without prejudice to the automatic termination provided for in this Clause 11.2 and the other conditions specified in this Agreement, the Affected Party shall notify the other Party and specify the Event of Termination and the related Terminated Transactions.

11.3. - Effects of Early Termination. Without prejudice to the other rights and guarantees granted, it is hereby agreed by the parties that, in the event of early termination of any of the obligations arising out of the Derivatives Transactions, both Parties shall be entitled foreclose on the assets given as guarantee of the other Party’s obligations, using the proceeds thereof to amortize or pay any and all amounts due by one Party to the other.

11.4. - Cancellation of Registration. The Parties hereby agree that after the termination of any Derivatives Transaction either as a result of an Event of Default or an Event of Termination, each Party shall be authorized and directed by the other Party to immediately cancel the registration of the respective Derivatives Transaction with the proper registration, custody and settlement system, pursuant to Clause VI above.

11.5. - Payment in the event of Early Termination – If an early termination occurs or an early termination date is specified, no payment provided for in Clause VIII will be required in regard to the Terminated Transactions until the amounts due in relation to an early termination are calculated by the Calculation Agent. As soon as practicable, the Calculation Agent will make the calculations specified in this Agreement and will make reports on the preparation of such calculation including the references and sources used, the Replacement Cost and the amount due from one Party to the other regarding each of the Terminated Transactions.

11.6. - Amount of Early Termination and Amount of Termination. The Parties hereby agree that the Amount of Early Termination or Amount of Termination Amount related to the Terminated Transactions (“Amount of Early Termination” or “Amount of Termination”) shall be equal to:

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(1)              Upon the occurrence of an Event of Default or an Event of Termination in regard to which only one Non-Defaulting Party or Affected Party exists:

(a)              the sum of (i) the Replacement Amount (calculated by the Calculation Agent pursuant to this Agreement) of each of the Terminated Transactions (whose result is a positive number whenever such Replacement Amount is to be received by the Non-Defaulting Party, and whose result is a negative number whenever the Non-Defaulting Party is required to pay such amount to the Defaulting Party or the Affected Party) and (ii) the amounts due and payable to the Non-Defaulting Party, less;

(b)              the Unpaid Amounts owed to the Defaulting Party.

If the resulting payable amount is positive, then the Defaulting Party or Affected Party shall pay the Non-Defaulting Party; if the resulting payable amount is negative, then the Non-Defaulting Party shall pay the full amount thereof to the Defaulting Party or Affected Party.

(2)              Upon the occurrence of an Event of Termination in regard to which two Affected Parties exist:

(a)              the Unpaid Amounts owed to Party A, less

(b)              the Unpaid Amounts owed to Party B.

If the resulting payable amount is positive, Party B shall pay such amount to Party A; if the resulting payable amount is negative, then Party A shall pay the full amount thereof to Party B.

11.7. - Default Interest and Penalties. In addition to the Early Termination amount, the Defaulting party shall pay interest on overdue amounts and fines as provided for Clause 9.2.

11.8. - Payment Date. The Calculation Agent shall notify, via fac-simile or any other legal means, the Party required to make any payment on account of an early termination of its obligations or on account of termination of such Derivatives Transaction, and inform the amount to be paid. Such amount shall be payable on the Business Day subsequent to the receipt of such notice by the relevant party (“Payment Date of the Early Termination Amount” or “Termination Amount”).

11.9. - Expenses. A Defaulting Party will, on demand, indemnify the Non-Defaulting Party, against all reasonable out-of-pocket expenses, including legal fees and collection costs, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement.

XII.  -              SET OFF

12.1. - Once the obligations of the Parties hereto have expired, whether through normal expiration or early termination of this Agreement, such obligations shall be set off to the extent they have been undertaken, under the terms of the Brazilian Civil Code and other applicable legal provisions, especially Law Nº 10.214 of 27.3.2001 and Article 30 of Provisional Measure Nº 2.192 of 08.26.2001 and Resolution No 3039 of 10.30.2002 by the Central Bank of Brazil.

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XIII.  -              TERM

13.1. - This Agreement is entered into for an undetermined period of time and may be terminated at any time by either Party, upon a 30-day written notice, without prejudice, however, to the Confirmations that have not yet been settled, to which all the conditions set forth in this Agreement shall be applied.

XIV.  -              RELATIONSHIP BETWEEN THE PARTIES

14.1. - Each Party will be deemed to represent to the other Party on the date it enters into a Derivatives Transaction that:

(a)              Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Derivatives Transaction and as to whether that Derivatives Transaction is appropriate and proper for it based on its own discretion and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into that Derivatives Transaction; it being understood that information and explanation related to the terms and conditions of the Derivatives Transaction shall not be considered investment advice or a recommendation to enter into that Derivatives Transaction. No communication (written or oral) received from the other Party shall be deemed to be an assurance or guarantee as to the expected results of the Derivatives Transaction.

(b)              Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and indeed it understands and accepts the terms, conditions and risks of Derivatives Transactions. It is also capable of assuming, and assumes, – as indeed it does - the risks of that Derivatives Transaction;

(c)              Status of Parties. Neither Party is acting as fiduciary or adviser to the other Party in respect of that Derivatives Transaction.

XV.  -              GENERAL PROVISIONS

15.1. - Assignment. Neither this Agreement nor any obligation provided for herein may be transferred (by way of security or otherwise) by either Party without prior written consent of the other Party.

15.2. - Severability. If any term, provision or covenant of this Agreement is held to be unenforceable, invalid or illegal for any reason, the remaining terms, provisions and covenants will continue in full force and effect as if this Agreement had been executed with the unenforceable, invalid or illegal portion eliminated, and such unenforceability, invalidity or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions or covenants, provided that this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter thereof and that the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

15.3. - Amendments. No amendment, modification or waiver in relation to this Agreement will be effective unless it is formalized in writing and signed by both Parties.

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15.4. - No Waiver of Rights. Failure or delay in exercising any right, power or privilege in relation to this Agreement will not be considered as waiver of that right, power or privilege.

15.5. - Recording. Each Party individually (i) consents to the recording of the telephone conversations of its personnel in charge of carrying out trading and marketing activities or other relevant activities related to this Agreement or any other potential Derivatives Transaction and (ii) agrees that any such recording may be submitted in evidence to any court in any proceeding with respect to this Agreement or any Derivatives Transaction resulting there from. In case of inconsistency between the recording and the Confirmation, the terms of the Confirmation will prevail.

15.6. - Acceleration of a Derivatives Transaction. Upon prior consent of one Party, any Party may terminate, in whole or in part, a Derivatives Transaction before the respective Expiration Date. The date of the said agreement shall be deemed as the Date of Termination of the Derivatives transaction or part thereof. The terms and conditions of this Agreement herein will continue to be applicable up until any and all obligations related to said terminated Derivatives Transaction are duly complied with. In the event of termination of part of any Derivatives Transaction, the remaining part of said transaction shall remain in full force and effect under the terms of this Agreement.

XVI.  -              GOVERNING LAW AND JURISDICTION

16.1. - Governing Law. This Agreement shall be governed by the laws of the Federal Republic of Brazil.

16.2. - Jurisdiction. Any and all disputes arising out of or in connection with this Agreement shall be settled as specified by the Parties on the Schedule.

In witness whereof, the Parties have executed this Agreement in two (02) counterparts, together with the two (02) witnesses identified below.

São Paulo, October 5, 2022

(signatures pages follow)

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(signatures page of the master derivatives agreement, entered into between BANCO J.P. MORGAN S.A. and COSAN OITO S.A.)

BANCO J.P. MORGAN S.A.

By:  /S/ Fabio Resegue

Name: Fabio Resegue

Title: Diretor

By:   /s/ Paulo Coimbra

Name: Paulo Coimbra

Title: Diretor

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(signatures page of the master derivatives agreement, entered into between BANCO J.P. MORGAN S.A. and COSAN OITO S.A.)

COSAN OITO S.A.

By:    /s/ Luis Henrique Guimarães

 Name: Luis Henrique Guimarães

Title: Diretor Presidente

By:   /s/ Maria Rita de Carvalho Drummond

Name: Maria Rita de Carvalho Drummond

Title: Diretora

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(signatures page of the master derivatives agreement, entered into between BANCO J.P. MORGAN S.A. and COSAN OITO S.A.)

Witnesses:

1.   -       /s/ Gabriel Fabaro

              Name: Gabriel Fabaro

              ID: 334716561

2.   -       /s/ Nicolas Vaz

              Name: Nicolas Vaz

              ID: 50.670.629-1